UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 8, 2005 (December 6, 2005)

BlastGard International, Inc.

(Exact name of registrant as specified in its charter)

Colorado	333-47294	84-1506325
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12900 Automobile Blvd., Suite D, Clearwater, Florida	33762
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (727) 592-9400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Reference is made to Item 3.03 for a discussion of a Modification and Waiver Agreement entered into by BlastGard International, Inc. (the “Company”) and the holders of secured notes of the Company.

Item 3.03 Material Modification to Rights of Securities Holders.

Background

In December 2004, the Company raised $1,420,000 from five investors in a convertible debt financing, and issued to the investors secured convertible notes and common stock purchase warrants. The individual note holders have the right, at their option, to convert the principal amount of the note, together with all accrued interest at a conversion price of $1.50 per share, subject to adjustment in certain circumstances.

Each note provides that if, by March 16, 2006, the notes are still outstanding, the exercise price will be reduced by one-third (from $1.50 to $1.00, unless further adjusted) unless we report gross revenues of at least $15 million or net profits of at least $1 million for the year ended December 31, 2005. The initial interest rate of the notes is 8% per annum, but the default rate is 15% per annum. The note holders have the right to demand and receive interest at the default rate upon an event of default (as defined in the notes). The liquidated damages are payable in cash or an amount equal to 200% of such cash liquidated damages if paid in additional registered shares of common stock at the conversion rate in effect at that time.

An event of default occurred on March 20, 2005, because a registration statement for the resale of the shares issuable to the note holders upon conversion of principal and interest was not declared effective by the Securities and Exchange Commission (“SEC”) by that date, as required by the Company’s agreement with the note holders. The reason for the default was because the SEC review process had taken much longer than the Company had anticipated. The SEC declared the Company’s registration statement on Form SB-2 effective on August 10, 2005. As a result, the Company’s convertible promissory notes are no longer accruing additional liquidated damages. However, for the period March 20, 2005 through August 10, 2005, the Company accrued liquidated damages of 2% of principal for every 30 days of delay in the effectiveness of the registration statement.

The Company’s balance sheet at September 30, 2005 included notes payable under current liabilities of $1,182,352, net of amortized discount of $237,648.

Modification and Waiver Agreement

Pursuant to a Modification and Waiver Agreement dated as of December 6, 2005, the note holders and the Company agreed that the note holders would waive exercising their remedies and rights available to them for events of default only as they relate to the late filing and effectiveness of the Registration Statement, including the right to receive liquidated damages and the non-payment of principal amounts of the notes and interest due through December 31, 2005, including the right to receive the default interest rate of 15% in lieu of 8% per annum. These waivers by the note holders of their rights and remedies saved the Company approximately $50,069.00 in liquidated damages and default interest. In consideration of these waivers, the Company agreed to issue 314,280 restricted shares of Common Stock in exchange for the conversion of principal amounting to $34,080 and accrued interest totaling $123,064 through December 31, 2005 at a conversion rate of $.50 per share. By virtue of the

Modification and Waiver Agreement, the note holders have also agreed that an event of default has not occurred and the effect of this is to reinstate the non-current portion of the notes payable to long-term debt due October 31, 2007. The aforementioned 314,288 shares were granted piggy-back registration rights and are available for sale as restricted securities in accordance with the requirements of Rule 144 of the Securities Act of 1933, as amended.

Item 9.01. Financial Statements and Exhibits

Exhibit	Description
10.1	Modification and Waiver Agreement (filed herewith.)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLASTGARD INTERNATIONAL, INC.

By:	/s/ James F. Gordon
James F. Gordon, Chief Executive Officer

Date: December 8, 2005